Exhibit 99.1

Bob Evans Farms Signs Purchase and Sales Agreements on Sale Leaseback of 145 Restaurant Properties for $200 Million; Closing Expected in April 2016

NEW ALBANY, Ohio – February 25, 2016 – Bob Evans Farms, Inc. (NASDAQ: BOBE) (“Company”) today announced it entered into purchase and sale agreements with National Retail Properties, LP, an affiliate of National Retail Properties, Inc. (“NNN”) and Mesirow Realty Sale-Leaseback, Inc., (“Mesirow”), providing for:

•	the sale for a purchase price of $163.4 million by Bob Evans Restaurants to NNN of a portfolio of 119 Bob Evans Restaurant properties, and

•	the sale for a purchase price of $36.6 million by Bob Evans Restaurants to Mesirow of a portfolio of 26 Bob Evans Restaurant properties.

Each of NNN’s and Mesirow’s obligations to consummate the transactions is subject to completion of due diligence and certain customary closing conditions.

As part of the transactions, Bob Evans Restaurants has agreed to enter into absolute net master leases with NNN and with Mesirow pursuant to which Bob Evans Restaurants will lease the locations for an initial term of 20 years, with five renewal options of five years each. The Company and BEF Foods, Inc. have agreed to provide payment and performance guaranties to NNN and Mesirow.

Chief Administrative and Chief Financial Officer Mark Hood said, “The sale-leaseback transactions are expected to provide the Company with net proceeds (after tax- and transaction-related costs) of approximately $165 to $170 million, which we expect to use to pay down debt under the Company’s credit agreement, repurchase Company shares, and for other corporate purposes, while maintaining prudent leverage. The transactions are expected to close before the end of the Company’s fiscal year-end on April 29, 2016.”

Information concerning this event was filed by the Company today with the Securities and Exchange Commission and can be obtained at www.sec.gov.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 Certain statements in this news release that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties.

Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events. We discuss these factors and events, along with certain other risks, uncertainties and assumptions, under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 24, 2015, and in our other filings with the Securities and Exchange Commission. We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995. Predicting or identifying all such risk factors is impossible. Consequently, investors should not consider any such list to be a complete set of all potential risks and uncertainties. Any strategic transaction with respect to our restaurant real estate remains subject to closing conditions and there can be no assurance if such transaction will be consummated. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date of the statement to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to us or any person acting on behalf of the Company are qualified by the cautionary statements in this section.

About Bob Evans Farms, Inc.

Bob Evans Farms, Inc. owns and operates full-service restaurants under the Bob Evans Restaurants brand name. At the end of the second fiscal quarter (October 23, 2015), Bob Evans Restaurants owned and operated 547 family restaurants in 18 states, primarily in the Midwest, mid-Atlantic and Southeast regions of the United States. Bob Evans Farms, Inc., through its BEF Foods segment, is also a leading producer and distributor of refrigerated side dishes, pork sausage and a variety of refrigerated and frozen convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit www.bobevans.com.

About Mesirow Realty Sale-Leaseback, Inc.

Mesirow Realty Sale-Leaseback, Inc. is the net-lease real estate investment arm of Mesirow Financial, a highly respected, Chicago based privately-held investment bank and capital management firm founded in 1937.

Contact:

Scott C. Taggart

Vice President, Investor Relations

(614) 492-4954

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